UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 28, 2014 (February 28, 2014)

DEVON ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-32318	73-1567067
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 WEST SHERIDAN AVE., OKLAHOMA CITY, OK	73102-5015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 235-3611

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

As previously disclosed, on November 20, 2013, Devon Energy Production Company, L.P., an Oklahoma limited partnership (“Buyer”) and wholly-owned subsidiary of Devon Energy Corporation (the “Company”), entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with GeoSouthern Intermediate Holdings, LLC, a Delaware limited liability company, and, solely with respect to certain sections specified therein, GeoSouthern Energy Corporation, a Texas corporation. Pursuant to the Purchase Agreement, Buyer agreed to acquire (the “Acquisition”) Seller’s interests in certain affiliates (the “Acquired Companies”) that own certain oil and gas properties, leasehold mineral interest and related assets located in the Eagle Ford Formation.

On February 28, 2014, the Acquisition closed as contemplated by the Purchase Agreement. On that date Seller transferred the Acquired Companies to Devon GS Acquisition, L.L.C., an Oklahoma limited liability company and direct wholly-owned subsidiary of Buyer, in exchange for the aggregate purchase price of approximately $6 billion (the “Purchase Price”). The Purchase Price was funded by the Company with cash on hand and debt financing. Upon closing, a portion of the Purchase Price was placed into escrow for a specified period to fund certain indemnity obligations of Seller under the Purchase Agreement, if any.

Item 7.01 Regulation FD Disclosure

On February 28, 2014, the Company issued a press release announcing the closing of the Acquisition.

The information in Item 7.01 of this Current Report and in Exhibit 99.1 attached hereto is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in Item 7.01 of this Current Report and in Exhibit 99.1 attached hereto shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibits

99.1	Press Release dated February 28, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 28, 2014

Devon Energy Corporation

By:	/s/ Carla D. Brockman
Carla D. Brockman
Vice President, Corporate Governance and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated February 28, 2014.